BUSINESS CONSULTING and SERVICES AGREEMENT

THIS BUSINESS CONSULTING AND SERVICES AGREEMENT (hereinafter referred to as "AGREEMENT") is entered into as of October 15,2012 between Abby, Inc. ("Client") with a principal place of business at 60 Auburn Bay Ave. SW Calgary, Alberta T3M OK7 for investor outreach and investor relations advisory services regarding Abby, Inc. (OTCBB:ABBY or post split: ABBYD, and Price Target Media, Inc. ("Consultant"), a Nevada Corporation, with principal place of business at 108

Kentuck  Lane, Carson City, NV 89706.

RECITALS

WHEREAS, Consultant is affiliated with multimedia publishing companies that specialize in publishing new articles and other content for dissemination through print, internet and electronic news outlines;

WHEREAS, Consultant and its officers and employees have several years of experience in multimedia publishing, marketing and public relations and have existing relationships with pre-screened and high quality media and public relations firms that

·  may publish and disseminate newsworthy content related to the Company (each, a

11Qualified Media Outlet");

WHEREAS, Consultant and its officers and employees understand and are familiar with disclosure obligations and restrictions under securities laws applicable to reporting issuers with the United States Securities and Exchange Commission and securities commissions in Canada; and

WHEREAS, the Company desires to engage Consultant to assist with public relations and building awareness of the Company and its business and Consultant desires to provide high quality media, marketing and public relations, in compliance with applicable federal, state and provincial law (collectively, "Applicable Law''·

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1. TERM OF CONTRACT

This Agreement shall be effective as of the date stated above and will continue in effect for a period of six months or through April14, 2013.

ARTICLE 2. SERVICES TO BE PERFORMED BY CONSULTANT

2.01

Consultant agrees to perform the following services:

a.

Evaluate, negotiate terms, contract, determine length of service, and advise Company with appropriate Qualified Media Outlets to publish newsworthy content through media channels, including opt-in email, public news announcement dissemination, interviews, social media and other forms of communication in accordance with Applicable Law. Costs for each independent service will be negotiated and billed on a case by case basis in advance.

b.

At the bottom of all press releases, the corporate name Price Target Media, Inc. can appear under Investor Relations and an email address for in bound questions and requests. PTM will respond to inquiries in a timely manner.

c.

Consultant will review, edit and comment on each scheduled press release for accuracy, language and effectiveness.  Consultant will make recommendations on where and how to distribute that news. Price Target Media, Inc. offers our clients a special rate of $360 per press release through Globe Newswire. Every press release is a National press release and has no word limit. We also offer other features that are included with our news releases which we will provide where appropriate.

d.

Consultant will provide its years of experience in multimedia publishing, marketing and public relations to communicate and develop an effective and integrated marketing, public relations and media campaign to build awareness of the Company and its business in compliance with Applicable Law.

2.02

Consultant will determine the best methods, details and means of performing the above-referenced services. Consultant will present suggestions monthly and discuss different options and anticipated results with the Client or interested parties that have been approved to discuss this business.

2.03

Consultant enters into this Agreement, and will remain throughout the term of this Agreement, as an independent Consultant.  Consultant agrees that it is not and will not become an employee, partner, affiliate, agent, or principal of the Client or Company while this Agreement is in effect. Consultant agrees that it is not entitled to rights or benefits afforded to Client or Company's employees, including disability or unemployment insurance, workers' compensation, sick leave, or any other employment benefit.  Consultant is responsible for providing at his own expense, disability or unemployment insurance, worker's compensation, training, permits and licenses for itself and for its employees or subcontractors.

2.04

Consultant is responsible for paying, when due, all income taxes, including estimated taxes, incurred as a result of the compensation paid to Consultant for services rendered under this Agreement.  Consultant agrees to indemnify Client or Company for any claims, costs, losses, fees, penalties  interest, or damages suffered by Client or Company resulting from Consultant's failure to comply with this provision.

2.05

Consultant may, at its sole expense, use the services of its employees or subcontractors as Consultant deems necessary to perform the services required of Consultant by this Agreement.  Client or Company may not control  direct, or supervise Consultant's employees or subcontractors in the performance of those services.

ARTICLE 3. COMPENSATION

In consideration for the services to be rendered by Consultant during the Term of this Agreement:

3.01

Client agrees to pay Consultant cash consideration totalling (U.S.) $30,000 or (U.S.) $5,000 per month for six months. Compensation must be received by wire on or before the effective day of this contract each month. All cash must be confirmed as received before services continue for the following month.   See below for wire instructions:

Bank: Wells Fargo Bank

211 N. Stewart Street

Carson City, NV 89701

AccountNo:9765218616

Routing No.121000248

Account Title: Price Target Media, Inc.

108 Kentuck Lane

Carson City, NV 89706

3.02

Client will issue Consultant two hundred thousand (200,000) shares of restricted 144 common stock of Abby Inc. (ABBY or post split ABBYD).  A certificate should be registered in the name of Price Target Media, Inc. and delivered to the following address upon execution of this Agreement:

Price Target Media, Inc. Attn. Eric Stevenson

108 Kentuck  Lane

Carson City, NV 89706

3.03

Client will grant a non-transferrable option to Consultant, exercisable to acquire

200,000 shares of common stock at a fixed price of .50 per share. The Compensation

Options shall expire on the third anniversary of the Effective Date (three years).

ARTICLE 4   OBLIGATIONS OF CONSULTANT

4.01

Consultant shall reasonably devote such time as needed per month in performing services described herein for Company.

4.02

Consultant may represent, perform the services for, and contract with other clients, persons, or companies as Consultant, in its sole discretion as it deems advisable.

4.03

Consultant may perform the services under this Agreement at any suitable time and location it chooses.

4.04

Consultant shall supply all tools, materials and equipment required to perform the services under this Agreement.

4.05

Except as otherwise provided for in the Agreement, Consultant will not be liable to Company, or to anyone who may claim any right due to a relationship with Company, for any acts or omissions in the performance of services under the terms of this Agreement or on the part of the employees or agents of Consultant unless those acts or omissions are due to negligence, wilful misconduct or violation of Applicable Law.

4.06

Consultant represents that it has the qualifications and skills necessary to perform the services under this Agreement in a competent and professional manner, without the advice or direction of Company.  Therefore, Consultant is able to fulfill the requirements of this Agreement.  Failure to perform all the services required under this Agreement constitutes a material breach of the Agreement.  Consultant has complete and sole discretion for the manner in which the work under this Agreement will be performed.

4.07

Consultant and its affiliates shall indemnify, defend, and hold Company harmless from all claims, demands, losses, costs, expenses, obligations, damages, recoveries, and deficiencies, including  interest, penalties, attorneys' fees, and costs, that Company may incur as a result of a breach by Consultant of any representation, warranty or agreement contained herein or act of any of Consultant's employees or subcontractors or Qualified Media Outlets.

4.08

Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultant without the prior written consent of the Client.

ARTICLE 5   OBLIGATIONS OF COMPANY

5.01

Company will comply with all reasonable requests of Consultant and provide access to all documents reasonably necessary to the performance of Consultant's duties under this Agreement.

5.02

Company shall furnish space at Company's premises for use by

Consultant if necessary for Consultant to perform his services hereunder.

ARTICLE 6   TERMINATION OF AGREEMENT

6.01

Unless otherwise terminated as provided herein, this Agreement shall continue in effect for a period of six months (180 days) or until the services provided for in this Agreement have been fully and completely performed, and shall then terminate unless renewed in writing by the parties.

6.02

This Agreement shall terminate automatically on the occurrence of any of the following events:

a.

Bankruptcy or insolvency of either party;

b.

Sale of the business of either party;

c.

Death of either party;

d.

Assignment of this Agreement without the prior written consent of the other party; or

e.

Thirty (30) days after delivery of written notice of termination {for any reason) by the Company to Consultant.

6.04

If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching party may terminate this Agreement by giving written notice to the breaching party.  Termination will take effect immediately upon receipt of such notice by the breaching party or five (5) days after the mailing of such notice, whichever occurs first.  For the purposes of this paragraph, material breach of this Agreement includes, but is not limited to, the following:

a.. Client's failure to pay Consultant any compensation due as within thirty (30)

days after written demand for payment.

b.  Consultant's failure to complete the services specified in this agreement.

c.  Consultant's material breach of any representation or agreement contained herein.

d.  Client or Company's material breach of any representation or agreement contained herein.

ARTICLE 7   PROPRIETARY RIGHTS

7.01   Any written, graphic or electronically or magnetically recorded information furnished by Company for Consultant's use is the sole property of Company. This proprietary information includes, but is not limited to, potential investors, customer requirements, customer lists, marketing information, financial information and information concerning Company's employees, agents, and subcontractors.  Upon termination of this Agreement, Consultant shall return any such confidential information in his possession to Company.

ARTICLE 8   GENERAL PROVISIONS

8.01

Any notices required to be given under this Agreement by either party to the other party may be effected by personal delivery in writing or by mail, registered or certified, postage pre-paid with return receipt requested.  Mailed notices must be addressed to the parties at the address appearing in the introductory paragraph of this Agreement, but each party may change the address by giving written notice in accordance with this paragraph.  Notices delivered personally will be deemed communicated  as of actual receipt; mailed notices will be deemed communicated as of the day of receipt or the fifth day after mailing, whichever occurs first.

8.02

This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by Consultant for Company and contains all of the representations, covenants, and agreements between the parties with respect to the rendering of those services. Each party to this

Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not contained in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement will be valid and binding. Any modification of this Agreement will be effective only if it is in a writing signed by the party to be charged.

8.03

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

8.04

If Consultant dies before completing the services under this Agreement, any monies due Consultant from Client or Company under this Agreement as of the date of death will be paid to the Consultant's executors, administrators, heirs, personal representatives, successors or assigns.

8.05

Any controversy between the parties to this Agreement involving the construction or application of any of the terms, covenants, or conditions of this Agreement will be, on the written request of one party served on the other, submitted to arbitration.  The parties will each appoint one person to hear and determine the dispute. If those two persons are unable to agree, then they select a third impartial arbitrator whose decision will be final and conclusive on both parties.  The cost of arbitration will be born in a proportion the arbitrators determine.

8.06

If any legal action, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

8.07

This Agreement wilt be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties ha\18 executed this Agreement as of the date set forth in the first paragraph:

Abby, Inc,

Price Target Media, Inc.

Eric Stevenson,President